                                                                    EXHIBIT 4.4

           THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE THEREWITH.

           THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN THE NOTE PURCHASE AGREEMENT DATED AS OF JUNE 22, 1999, AMONG THE ISSUER OF THIS SECURITY AND EOS PARTNERS, L.P., A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE MERIDIAN RESOURCE CORPORATION, AS REGISTRAR, AND WHICH RESTRICTIONS REQUIRE, AS A CONDITION TO ANY TRANSFER, APPROPRIATE DOCUMENTATION TO EVIDENCE COMPLIANCE WITH APPLICABLE SECURITIES LAWS, INCLUDING AN OPINION OF COUNSEL WITH RESPECT THERETO.

           NO REGISTRATION OF TRANSFER OF THIS SECURITY WILL BE EFFECTED ON THE BOOKS OF THE REGISTRAR UNLESS AND UNTIL SUCH RESTRICTIONS ARE COMPLIED WITH.


                       THE MERIDIAN RESOURCE CORPORATION


                   9 1/2% SUBORDINATED NOTE DUE JUNE 18, 2005

NO. 1                             $5,000,000                     JUNE 22, 1999

           1.        GENERAL TERMS.

                     (a) Principal and Interest. FOR VALUE RECEIVED, the undersigned, THE MERIDIAN RESOURCE CORPORATION, a Delaware corporation, (the "ISSUER" or the "COMPANY"), hereby promises to pay to Eos Partners, L.P., a Delaware limited partnership, or registered assigns (the "Holders", and each a "Holder"), the principal sum of five million dollars (the "Principal Amount") on June 18, 2005, with interest (computed on the basis of a 360-day of twelve 30-day months) on the unpaid balance thereof at the rate of 9 1/2% per annum from the date hereof, payable quarterly, on the 15th day of March, June, September and December of each year, commencing with September 15, 1999, until the principal hereof shall have become due and payable.

                     (b) Payments. Payments of principal of and interest on with respect to this Note are to be made in lawful money of the United States of America by the method and to the address or account specified with respect to the holder hereof pursuant to Section 9.1 of the Note Purchase Agreement referred to below.

                     (c) Note Purchase Agreement. This Note is one of a series of Subordinated Notes (herein called the "NOTES") issued pursuant to the Note Purchase Agreement dated as of June 22, 1999 (as the same may be amended, supplemented or otherwise modified from time to time, the "NOTE PURCHASE AGREEMENT"; capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Note Purchase Agreement), among the Issuer and Eos Partners, L.P. Each holder of this Note (a "Holder") will be deemed, by its acceptance hereof, to have made the representation set forth in Sections 3.1, 3.2 and 3.5 of the Note Purchase Agreement on the date of transfer of this Note to such Holder.

                     (d) Registrar. The Issuer hereby acknowledges and makes this Note a registered obligation for United States withholding tax purposes. The Issuer shall be the registrar for this Note (the "Registrar") with full power of substitution. In the event the Registrar becomes unable or unwilling to act as registrar under this Agreement, the Company shall reasonably designate a successor Registrar. Each Holder who is a foreign person, by its acceptance of this Note, hereby agrees to provide the Issuer with a completed Internal Service Form W-8 (Certificate of Foreign Status) or a substantially similar form for such Holder, participants or other affiliates who are holders of beneficial interests in this Note. Notwithstanding any contrary provision contained in this Note or the Note Purchase Agreement, neither this Note nor any interests therein may be sold, transferred, hypothecated, participated or assigned to any Person except upon satisfaction of the conditions specified in this paragraph. Each Holder, by acceptance of this Note, agrees to be bound by the provisions of this paragraph and to indemnify and hold harmless the Registrar against any and all loss or liability arising from the disposition by such Holder of this Note or any interest therein in violation of this paragraph. The Registrar shall keep at its principal executive office (or an office or agency designated by it by notice to the last registered Holder) a ledger, in which, subject to such reasonable regulations as it may prescribe, but at its expense (except as specified below), it shall provide for the registration and transfer of this Note. No sale, transfer, hypothecation, participation or assignment of this Note or any interest herein shall be effective for any purpose until it shall be registered on the books of the Registrar to be maintained for such purpose. The Registrar shall record the transfer of this Note on the books maintained for this purpose upon receipt by the Registrar at the office or agency designated by the Registrar of (a) a written assignment of this Note (or the applicable interest therein), (b) funds sufficient to pay any transfer taxes payable upon the making of such transfer as well as the cost of reviewing the documents presented to the Registrar, and
(c) such evidence of due execution as the Registrar shall reasonably require. The Registrar shall record the transfer of this Note on the books maintained for such purpose at the cost and expense of the assignee.

                     (e) Optional Redemption. The Company, at its option at any time following the date of issuance, may redeem this Note, in whole or in part, from time to time at a redemption price equal to the principal amount of this Note then outstanding, plus accrued and unpaid interest to and including the date fixed for the redemption. In addition, if such redemption occurs on or before June 18, 2001, the Company also shall issue to the record holder of this Note a warrant to purchase at the Conversion Price (as defined in Section 4(c)) a number of shares of Common Stock equal to the number of shares of Common Stock into which this Note would be convertible on the date of redemption pursuant to Section 4, which warrant shall have terms and conditions substantially similar to the form of warrant attached hereto as Annex A (the "Warrant"). The redemption price as determined in this paragraph, including the Warrant, shall be hereinafter referred to as the "Redemption Price". Notwithstanding anything herein to the contrary, the Company may not redeem less than one-half of the outstanding principal amount of this Note at any one time.

                     Not more than 60 nor less than 10 days before the redemption date, notice by first class mail, postage prepaid, shall be given to the Holders of record of this Note to be redeemed, addressed to such Holders at their last addresses as shown on the books of the Registrar. Each such notice of redemption shall specify the date fixed for redemption, the Redemption Price, the place or places of payment, that payment will be made upon presentation and surrender of this Note, that on and after the redemption date interest will cease to accumulate on this Note, the then-effective Conversion Price pursuant to Section 4 and that the right of Holders to convert pursuant to Section 4 shall terminate at the close of business on the fifth business day prior to the redemption date.

                     Any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the Holder of this Note receives such notice; and failure properly to give such notice by mail, or any defect in such notice, to the Holders of this Note designated for redemption shall not affect the validity of the proceedings for the redemption of this Note. On or after the date fixed for redemption as stated in such notice, each Holder of this Note shall surrender the certificate evidencing this Note to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If less than all outstanding principal of this Note is redeemed, a new certificate shall be issued representing the unredeemed portion of this Note. If, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing this Note shall not have been surrendered, the interest with respect to this Note so called shall cease to accrue after the date fixed for redemption, the Note (or portion thereof so redeemed) shall no longer be deemed outstanding, and all rights whatsoever with respect to the Note (or portion thereof) so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor) shall terminate.

           2. SUBORDINATION. (a) The Holder of this Note hereby subordinates all liabilities and obligations of any nature, whether primary, secondary, absolute, contingent, sole, joint, several or joint and several and all interest thereon (including, without limitation, interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding, relating to the Company) and all fees, costs and expenses (including attorney's fees and other legal expenses) related thereto, now or at any time or times hereafter existing, contracted or incurred, under this Note (collectively, "Subordinated Debt") principal of and interest on borrowed money of the Company and all other obligations and liabilities of the Company (including, without limitation, interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether primary, secondary, absolute, contingent, sole, joint, several or joint and several, now or at any time or times hereafter existing, contracted or incurred, which may arise under, on, or in connection with, such borrowed money of the Company whether on account of principal, interest, fees, indemnitees, costs, expenses or otherwise (including, without limitation all fees and disbursements of legal counsel) (collectively, "Senior Debt"), including under the Credit Agreement (as defined in the Note Purchase Agreement); provided, however, Senior Debt shall not include principal of and interest on the 9 1/2% Subordinated Note of the Company dated June 18, 1999 in the principal amount of $15,000,000 that is payable to Kayne Anderson Energy Fund, L.P. (the "Kayne Note"), and all other obligations and liabilities of the Company (including, without limitation, interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether primary, secondary, absolute, contingent, sole, joint, several or joint and several, now or at any time or times hereafter existing, contracted or incurred, which may arise under, on, or in connection with, the Kayne Note, whether on account of principal, interest, fees, indemnitees, costs, expenses or otherwise (including, without limitation all fees and disbursements of legal counsel) (collectively, "Kayne Debt"), it being understood and agreed that the Subordinated Debt shall rank pari passu with the Kayne Debt in all respects . Until the Senior Debt is satisfied (or a written waiver from the holders of the Senior Debt is received in accordance with the terms of the Senior Debt), (i) the Company will not make and the Holders of this Note will not accept, either directly or indirectly, payment (of any kind or character) of all or any part of the principal of, premium, if any, on or any claim or amount with respect to any of the Subordinated Debt, except that, so long as there is no Default or Event of Default (as such terms are defined in the Chase Facility) under the Chase Facility or default in any payment obligations under any other Senior Debt, the Company may make, and the Holder of the Note may receive, interest on this Note as provided for herein; and (ii) the Holders of this Note will not demand or accelerate any of the Subordinated Debt, institute any court proceedings against the Company to collect any Subordinated Debt, or exercise any rights or remedies against the Company or its assets; provided however the Holders of this Note may declare it due and payable upon the occurrence of any of the events described in Section 3(a)(iii)(B) or Section 3(a)(iv). In addition, no part of the Subordinated Debt shall have any claim to the assets of the Company on a parity with or prior to the claim of the Senior Debt.

           (b) The expression "satisfied", "prior payment in full," "payment in full," "paid in full" and any other similar terms or phrases when used herein with respect to the Senior Debt shall mean the payment, in immediately available funds, of all of the Senior Debt.

           (c) The Holders of the Subordinated Debt and the Company agree that upon the occurrence of any event described in Section 3(a)(iii) or (iv):

                     (i) all Senior Debt shall be paid in full before any payment or distribution is made with respect to the Subordinated Debt; and

                     (ii) any payment or distribution of assets of the Company, whether in cash, property or securities, to which any Holder of Subordinated Debt would be entitled except for the provisions hereof, shall be paid or delivered by the Company, or any receiver, trustee in bankruptcy, liquidating trustee, disbursing agent or other Person making such payment or distribution, directly to the holders of the Senior Debt, to the extent necessary to pay in full all Senior Debt, before any payment or distribution shall be made to any Holder of Subordinated Debt.

           (d) If any payment or distribution, whether consisting of money, property or securities, be collected or received by any Holder of Subordinated Debt in respect of the Subordinated Debt, except payments permitted to be made at the time of payment as provided in paragraph (a) above, such Holder of Subordinated Debt forthwith shall deliver the same to the holders of the Senior Debt, in the form received, duly endorsed, if required, to be applied to the payment or prepayment of the Senior Debt until the Senior Debt is paid in full. Until so delivered, such payment or distribution shall be held in trust by such Holder of Subordinated Debt as the property of the holders of Senior Debt, segregated from other funds and property held by such Holder of Subordinated Debt. In the event the Holder of Subordinated Debt is required to remit funds received by it from the Company to the holders of Senior Debt pursuant to the provisions of this Section 2, then such amounts remitted to the Senior Debt shall be considered not having been paid to the holders of the Subordinated Debt by the Company and such amounts shall be considered due and payable by the Company to the holders of the Subordinated Debt and shall thereafter constitute Subordinated Debt of the Company to the Holder.

           (e) The Senior Debt shall be deemed to have been created, contracted or incurred in reliance upon these subordination provisions and these subordination provisions may not be modified or terminated without the consent of the holders of Senior Debt.

           3. EVENT OF DEFAULT. (a) Definition. An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

                     (i) the Company defaults in the payment of any principal on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

                     (ii) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

                     (iii) the Company (A) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (B) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (C) makes a general assignment for the benefit of its creditors, (D) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (E) is adjudicated as insolvent or to be liquidated, or
           (F) takes corporate action for the purpose of any of the foregoing;
           or

                     (iv) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, or any such petition shall be filed against the Company and such petition shall not be dismissed within 60 days; or

                     (b)   Remedies on Event of Default, Etc.

                               (i) Acceleration. If an Event of Default has
                     occurred, this Note shall automatically become immediately due and payable.

                               Upon this Note becoming due and payable under
                     this Section 3, the Note will forthwith mature and the entire unpaid principal amount of this Note, plus all accrued and unpaid interest thereon (to the full extent permitted by applicable law), shall all be immediate ly due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

                               (ii) Other Remedies. If any Event of Default has
                     occurred and is continuing, and the Holders of this Note at the time outstanding may proceed to protect and enforce the rights of such Holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

                               (iii) Rescission. At any time after any Notes
                     have been declared due and payable the Holders of this Note, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on this Note, (b) all Events of Default, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived, and (c) no judgment or de-cree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 3 will extend to or affect any subsequent Event of Default or impair any right consequent thereon.

           4. CONVERSION PRIVILEGE.

                     (a) Right of Conversion. This Note shall be convertible at the option of the Holder, at any time prior to the close of business on the fifth business day prior to date fixed for repayment of the Note as herein provided, into the number of fully paid and nonassessable shares of Common Stock equal to the Principal Amount divided by the Conversion Price (as defined in Section 4(c)) in effect from time to time.

                     For the purpose of this Section 4, the term "Common Stock" shall initially mean the class designated as Common Stock, par value $.01 per share, of the Company, as of June 18, 1999, subject to adjustment as hereinafter provided.

                     (b) Conversion Procedures. Any Holder desiring to convert this Note shall surrender this Note at the office of the Registrar, which certificate or certificates, if the Company shall so require, shall be duly endorsed to the Company or in blank, or accompanied by proper instruments of transfer to the Company or in blank, accompanied by irrevocable written notice to the Company that the holder elects so to convert this Note and specifying the name or names (with address) in which a certificate or certificates for Common Stock are to be issued.

                     Upon the conversion of this Note, the Company shall pay the holder surrendering such shares cash in an amount equal to any accrued but unpaid interest to the date of conversion of this Note.

                     The Company will, as soon as practicable (but in no event later than ten (10) business days) after such deposit of this Note accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account this Note were so surrendered, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as hereinafter provided. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of this Note to be converted, and the person or persons entitled to receive the Common Stock deliverable upon conversion of this Note shall be treated for all purposes as the record holder or holders of such Common Stock on such date; provided, however, that the Company shall not be required to convert this Note while the stock transfer books of the Company are closed for any purpose, but the surrender of this Note for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the Conversion Price in effect on such date.

                     (c) Conversion Price. The conversion price for determining the number of shares of Common Stock deliverable upon conversion of this Note (the "Conversion Price") shall initially be $7.00 per share of Common Stock. The Conversion Price shall be subject to adjustment from time to time as follows:

                               (i) In case the Company shall (A) pay a dividend
                     to all holders of its Common Stock or make a distribution on the Common Stock to all holders of the Common Stock, which is paid or made (I) in other shares of stock of the Company or (II) in rights to purchase stock or other securities if such rights are not separable from the Common Stock except upon the occurrence of a contingency, (B) subdivide its outstanding shares of Common Stock into a greater number of shares or
                     (C) combine its outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price in effect immediately prior thereto and the securities issuable shall be adjusted retroactively as provided below so that the holder of this Note thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock and other shares and rights to purchase stock or other securities that such holder would have owned or have been entitled to receive after the happening of any of the events described above had this Note been converted immediately prior to the happening of such event. In the event of the redemption of any shares or rights referred to clause (A), such holder shall have the right to receive, in lieu of any such shares or rights, any cash, property or securities paid in respect of such redemption; provided, however, that if the value of such cash, property or securities is less than $.10 per share of Common Stock, such holder shall not be entitled to such cash, property or securities. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

                               (ii) In case the Company shall issue rights or
                     warrants to all holders of the Common Stock entitling them (for a period expiring within 45 days after the date fixed for determination mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided below) of the Common Stock on the date fixed for the determination of shareholders entitled to receive such rights or warrants, then the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such conversion price by a fraction of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase and the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock that the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination; provided, however, in the event that all the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights or warrants, upon the expiration of such rights or warrants the conversion price shall be readjusted to the conversion price that would have been in effect had the denominator and the numerator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the exercise of such rights or warrants rather than upon the number of shares of Common Stock offered for sub scription or purchase. For the purposes of this subparagraph (ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company.

                               (iii) If the Company shall, by dividend or
                     otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, cash (excluding regular quarterly cash dividends in a per share amount (appropriately adjusted for stock splits and stock dividends) not in excess of 200% of the amount most recently paid ("Regular Cash Dividends")), other assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in subparagraphs
                     (i) and (ii) above), then in each such case the conversion price shall be adjusted retroactively so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction of which the denominator shall be the current market price per share (determined as provided below) of the Common Stock on the date fixed for such determination and the numerator shall be such current market price per share of the Common Stock less the amount of cash and the then fair market value (as determined by the Board of Directors in good faith, whose determination shall be conclusive and described in a resolution of the Board of Directors) of the portion of the assets, rights or evidences of indebtedness so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of holders entitled to receive such distribution.

                               (iv) If (i) the Company shall ever, in
                     connection with a merger, consolidation, share exchange, or acquisition of a business or properties or similar transaction, or in a private placement of securities, sell or issue or commit to sell or issue 1,000,000 (as adjusted for stock splits, reverse splits, reclassifications, and similar actions) or more shares of Common Stock or options, warrants or other securities exchangeable or convertible into Common Stock (other than securities issued pursuant to employee benefit plans and similar arrangements or pursuant to contractual and other arrangements existing on the date of this Statement of Designation) that, at the time of issuance, sale or commitment and assuming full conversion, exchange or exercise thereof, represent 1,000,000 (as adjusted for stock splits, reverse splits, reclassifications, and similar actions) or more shares of Common Stock and (ii) at or prior to the meeting of the Company's Board of Directors approving any such transaction, the Company's Board of Directors shall not have received an opinion letter from an investment banking firm of national recognition or "Big 5" accounting firm to the effect that the contemplated transaction is fair, from a financial point of view, to the Company, then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect on the day immediately prior to the date (the "Date") of approval by the Board of Directors of the issuance or sale by a fraction (x) the numerator of which shall be the sum of all of the outstanding shares of Common Stock on such date plus the number of additional shares of Common Stock to be issued or issued (or the maximum number into which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised) and (y) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on the date plus the number of shares of Common Stock plus the number of shares of Common Stock that an investment banking firm of national recognition or "Big 5" public accounting firm determines in good faith would need to be issued (or into which such convertible or exchangeable securities initially should convert or be exchange for or for which such options, warrants or other rights initially should be exercised) in order for the transaction in question to be fair to the Company from a financial point of view. If any shares of Common Stock or convertible or exchangeable securities, options, warrants or other rights (or any portions thereof) that shall have given rise to an adjustment pursuant to this Section (iv) shall have never been issued or shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such shares of Common Stock or convertible or exchangeable securities, options, warrants or other rights there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the purchase, exercise or conversion thereof, then the Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted) on the basis of
                     (x) eliminating from the computation any additional shares of Common Stock corresponding to such shares of Common Stock or convertible or exchangeable securities, options, warrants or other rights as having been issued for the consideration actually received and receivable therefor and (z) treating any of such shares of Common Stock, convertible or exchangeable securities, options, warrants or other rights that remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at this time.

                               (v) For the purpose of any computation under
                     subparagraphs (ii) and (iii), the current market price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the 30 consecutive trading days commencing with the 45th trading day before the day in question. The closing price for each day shall be the reported last sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading (based on the aggregate dollar value of all securities listed or admitted to trading) or, if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the NASDAQ National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose, or, if such prices are not available, the fair market value set by, or in a manner established by, the Board of Directors of the Company in good faith. "Trading day" shall mean a day on which the national securities exchange or the NASDAQ National Market System used to determine the closing price is open for the transaction of business or the reporting of trades or, if the closing price is not so determined, a day on which the New York Stock Exchange is open for the transaction of business.

                               (vi) No adjustment in the Conversion Price shall
                     be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that the Company may make any such adjustment at its election; and provided, further, that any adjustments that by reason of this subparagraph (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

                               (vii) Whenever the Conversion Price is adjusted
                     as provided in any provision of this Section 5:

                                          (1) the Company shall compute the
                               adjusted Conversion Price in accordance with this Section 5 and shall prepare a certificate signed by the principal financial officer of the Company setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon that such adjustment is based, and such certificate shall forthwith be filed with the Registrar of this Note; and

                                          (2) a notice stating that the
                               Conversion Price has been adjusted and setting forth the adjusted conversion price shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Company to all record holders of this Note at their last addresses as they shall appear in the stock transfer books of the Company.

                               (viii) If at any time, as a result of any
                     adjustment made pursuant to this Section 5, the holder of this Note thereafter surrendered for conversion shall become entitled to receive any shares of the Company other than shares of Common Stock or to receive any other securities, the number of such other shares or securities so receivable upon conversion of this Note shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Section 5 with respect to the Common Stock.

                     (d) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of this Note. If more than one certificate representing Notes shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of Notes so surrendered. Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of Notes, the Company will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the closing price per share of Common Stock (determined in accordance with subparagraph (c)(v)) at the close of business on the day of conversion.

                     (e) Reclassification, Consolidation, Merger or Sale of Assets. In case of any reclassification of the Common Stock, any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the Company (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), any sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, the lawful provision shall be made as part of the terms of such transaction whereby the holder of this Note shall have the right thereafter, during the period such share shall be convertible hereunder, to convert this Note only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Company into which this Note might have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange assuming such holder of Common Stock of the Company
(i) is not a person with which the Company consolidated or into which the Company merged or that merged into the Company, to which such sale or transfer was made or a party to such share exchange, as the case may be ("constituent person"), or an affiliate of a constituent person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such reclassi fication, consolidation, merger, sale, transfer or share exchange (provided that if the kind or amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange is not the same for each share of Common Stock of the Company held immediately prior to such consolidation, merger, sale or transfer by other than a constituent person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The Company, the person formed by such consolidation or resulting from such merger or that acquires such assets or that acquires the Company's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments that, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5. The above provisions shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                     (f) Reservation of Shares; Transfer Taxes; Etc. The Company shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of this Note, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of this Note from time to time outstanding. The Company shall from time to time, in accordance with the laws of the State of Texas, increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of this Note.

                     If any shares of Common Stock required to be reserved for purposes of conversion of this Note hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Company will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on the New York Stock Exchange or any other national securities exchange, the Company will, if permitted by the rules of such exchange, as soon as practicable following issuance of this Note, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of this Note.

                     The Company will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of this Note. The Company shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which this Note so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of such tax or has established, to the satisfaction of the Company, that such tax has been paid.

                     Before taking any action that would cause an adjustment reducing the Conversion Price to less than the then par value of the Common Stock, the Company will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non assessable shares of Common Stock at the conversion price as so adjusted.

                     (g)  Prior Notice of Certain Events.  In case:

                               (i) the Company shall (1) declare any dividend
                     (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or
                     (B) Regular Cash Dividends or (2) declare or authorize a redemption or repurchase of in excess of 20% of the then-outstanding shares of Common Stock; or

                               (ii) the Company shall authorize the granting to
                     the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants (other than any rights specified in paragraph (c)(i)(1)(B) of this Section 5); or

                               (iii) of any reclassification of Common Stock
                     (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company shall be required, or of the sale or transfer of all or substantially all of the assets of the Company or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

                               (iv) of the voluntary or involuntary dissolution,
                     liquidation or winding up of the Company;

then the Company shall cause to be mailed to the holder of this Note, at its last address as they shall appear upon the Registrar's books, at least 15 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

                     (h) Other Changes in Conversion Price. The Company may make reductions in the Conversion Price, in addition to those required or allowed by this Section 4, as shall be determined by it, as evidenced by a resolution of the Board of Directors, to be advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. Whenever the Conversion Price is so reduced, the Company shall mail to holders of record of this Note a notice of the reduction at least 10 days before the date the reduced Conversion Price takes effect, and such notice shall state the reduced Conversion Price and the period it will be in effect.

           5. GOVERNING LAW. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Texas excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

           6. USURY SAVINGS CLAUSE Notwithstanding anything to the contrary contained elsewhere in this Note or in the Note Purchase Agreement, the Issuer and the Holder of this Note hereby agree that all agreements among them under this Note and the Note Purchase Agreement, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to such Holder for the use, forbearance, or detention of the money loaned to the Issuer and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate. If due to any circumstance whatsoever, fulfillment of any provisions of this Note or the Note Purchase Agreement at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance the Holder should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such excess shall be refunded to the Issuer. All sums paid or agreed to be paid to such Holder for the use, forbearance, or detention of indebtedness of the Issuer to the Holders, to the extent permitted by applicable law, shall be amortized, prorated, allocated or spread throughout the entire term of such indebtedness. For purpose of this paragraph, "HIGHEST LAWFUL RATE" means, at any given time during which principal shall be outstanding hereunder, the maximum nonusurious interest rate that at any time or from time to time may be contracted for, taken, reserved, charged or received on the obligations hereunder, under the laws of the State of Texas (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Note), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum nonusurious interest rate than under the laws of the State of Texas (or such other jurisdiction's law), in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Note, and any available exemptions, exceptions and exclusions. The terms and provisions of this paragraph shall control every other provision of this Note.

           IN WITNESS WHEREOF, the Issuer has executed this Note on the date first written above.


                                          THE MERIDIAN RESOURCE CORPORATION


                                          By:   /s/ P. Richard Gessinger
                                             ----------------------------------
                                              Name:   P. Richard Gessinger
                                              Title:   Executive Vice President